Exhibit 10.1

Employment Agreement

This Employment Agreement (“Agreement”) is entered into between Alaska Communications Systems Group, Inc., a Delaware corporation, its subsidiaries, affiliates and any business ventures in which they may participate (collectively “Alaska Communications” or “the Company”) and William H. Bishop (“Executive”). The Company and Executive are also referred to herein individually as a “Party” and collectively as the “Parties.”

WITNESSETH:

WHEREAS, Executive has served successfully in key leadership positions with the Company since 2004; and

WHEREAS, the Company has progressively expanded Executive’s role and responsibilities with the Company over time; and

WHEREAS, the Company desires to continue to employ and to promote Executive to serve as the President and Chief Executive Officer of the Company; and

WHEREAS, Executive agrees to provide such services to ACS upon the terms and conditions set forth herein;

AGREEMENT

NOW, THEREFORE, for and in consideration of the promises and other good and valuable consideration set forth in this Agreement, the sufficiency and receipt of which are hereby acknowledged, the Company and Executive hereby agree as follows:

1.

Effective Date and Effect of Prior Agreement. The effective date (“Effective Date”) of this Agreement shall be October 14, 2019. Subject to the opportunity to vest previously granted awards, this Agreement rescinds and supersedes any prior employment agreement between the parties, except that Company’s prior award of a $100,000 bonus to Executive upon his appointment as interim President and Chief Executive Officer of the Company shall not be rescinded or superseded. Executive and the Company acknowledge that $50,000 of this $100,000 bonus has already been paid to Executive. Company shall pay the remaining $50,000 to Executive upon execution of this Agreement or no later than January 31, 2020.

2.

Position Title and Location. Alaska Communications hereby employs Executive and Executive accepts employment by Alaska Communications as the President and Chief Executive Officer (“CEO”) of the Company. Executive shall also be appointed to serve as a director on the Company’s Board of Directors (“Board”) as of the Effective Date of this Agreement, and thereafter shall be nominated and recommended annually by the Board for re-election as a director for so long as he continues to serve as President and CEO of the Company. The location of the principal place of employment for the President and CEO position shall be at the Company’s headquarters offices in Anchorage, Alaska.

3.

Responsibilities and Authority. Executive shall be fully responsible for the general oversight and management of Alaska Communications, including overall business strategy, all operating units, operating plans, and financial performance, and such business ventures as the Company may acquire or participate in. In accordance with the Company’s Articles of Incorporation, Bylaws and the Alaska Communications Corporate Governance Principles, Executive shall perform all duties incident to his office, as assigned or modified from time to time by the Board.

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4.

Reporting. Executive shall report directly to the Board, to each committee of the Board, as requested, and to the Chairman of the Board. All other members of executive management of the Company shall report to Executive.

5.

Term. Unless otherwise terminated as provided in this Agreement, Executive’s term of employment (“Term”) shall commence on the Effective Date and shall continue for three years, until October 13, 2022; provided, that the Term shall be automatically extended for successive one-year periods thereafter, unless written Notice is given by either Party to the other Party at least 180 days prior to the last day of the then-existing initial or extended Term, of the Party’s intent to terminate the Agreement on the last day of that Term.

6.

Loyalty and Effort. Executive agrees to abide by the Alaska Communications Articles of Incorporation, Bylaws, Corporate Governance Principles, policies and procedures and decisions of the Board, as those documents may be modified from time to time, and agrees to devote his full time, attention, abilities and efforts to the business of the Company during the Term of this Agreement, except for permitted vacation periods and reasonable periods of illness or incapacity. Executive understands and accepts that he owes the Company the highest duty of fidelity and loyalty. Executive will never make secret profits at Alaska Communications’ expense, will not accept favors from customers or suppliers, except in accordance with law and Alaska Communications policy, and will protect all of Alaska Communications’ property, tangible and intangible, as if it were Executive’s own. While an employee of Alaska Communications, Executive will not perform employment duties or provide services for remuneration for any other person or entity without the prior written consent of the Board. Executive may serve as a member of the boards of directors of such other business, community and charitable organizations as he may disclose to the Alaska Communications Board of Directors, subject to approval by the Board, which approval may be withheld or rescinded in the best interests of Alaska Communications’ business.

7.

Compensation. During the Term of this Agreement, Alaska Communications agrees to pay Executive, and Executive agrees to accept in exchange for his services under this Agreement, the following compensation:

7.1.

Annual Base Salary. Executive shall be paid an annual base salary of not less than $390,000.00 (the “Base Salary”), subject to payroll taxes and withholding, to be paid in substantially equal installments at the same intervals as other officers of Alaska Communications are paid. The annual Base Salary shall be prorated for the portions of the first and last calendar years of the Term of this Agreement based on the number of days Executive is employed in the position compared to the total number of days in the year. The Board shall periodically consider Executive’s Base Salary and make such increases as it deems appropriate. In the event that the Board increases Executive’s Base Salary, such increased Base Salary shall be deemed to be Executive’s Base Salary for purposes of this Agreement.

7.2.

Annual Cash Incentive. In addition to the annual Base Salary, effective beginning in 2020, Executive is eligible for a target annual Cash Incentive (“CI”) payment, which shall not be less than 80% of the Base Salary, with the actual amount to be paid determined annually by the Compensation and Personnel Committee of the Board (“Committee”) based on his achievement of the annual performance objectives (“CI Objectives”). The Committee shall establish in writing both Executive’s CI Objectives and the metrics that will be used to determine if Executive met those CI Objectives within 90 days of the beginning of each performance year. Executive will be provided with a copy of the approved CI Objectives and metrics. Executive’s annual cash incentive for the 2019 performance year shall remain as awarded for his previous role. Except as otherwise specifically provided in this Agreement, to be eligible to receive CI in respect to performance in any performance year, Executive must be actively employed by Alaska Communications and in good standing on the day the annual CI amounts are paid for the relevant performance year. Payment of CI to Executive shall be made not later than the time such payments are made to any other Officers of Alaska Communications.

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7.3.	Long-Term Incentive and Retention Compensation.

7.3.1.

Effective beginning in 2020 and during the Term of this Agreement, Executive shall be eligible to receive annual long-term awards (“LTAs”) in the form of time-vested Restricted Share Units, performance-based Performance Share Units or other equity or equity-based awards, or a combination thereof (“Equity”) and/or performance-based cash awards other than annual cash incentives. To align the interests of Executive with those of the Company shareholders, annual LTAs will be guided by the principle that annual LTAs will not be less than 125% of the value of the Base Salary. The specific quantity and type of LTAs (as well as the terms and conditions associated with and the grant date schedule for each LTA), however, shall be determined annually by the Compensation and Personnel Committee of the Board of Directors for each performance year. The annual LTAs shall vest only in the amounts and on the terms and schedule approved by the Board, including the accomplishment of any performance objectives set by the Board (the “LTA Objectives”). Each LTA shall be subject to the terms of an individual grant award agreement which must be executed by Executive within a reasonable amount of time following the grant as a condition of vesting the LTA and shall vest post separation only in compliance with the provisions of the Officer’s Severance Policy or this Agreement, including those restrictive covenants set forth in Section 12 of this Agreement.

7.3.2.

Executive agrees to abide by Alaska Communications’ minimum executive equity holding policies, as those policies may be amended from time to time in the discretion of the Board. Currently, the minimum equity holding requirement for Executive’s position is to accumulate and hold a number of shares of Alaska Communications common stock, including both vested and unvested Equity grants having a value of at least three times Executive’s annual Base Salary, within five years of the Effective Date of this Agreement. Executive understands and accepts that the Board may modify these minimum holding requirements in the future and agrees that any such future modifications of holding requirements shall be binding on Executive.

7.4.

Taxes and Withholding. All amounts paid to Executive or to Executive’s estate or beneficiaries, whether in cash or equity compensation, shall be subject to applicable payroll taxes and withholding as required by law, which shall be deducted from the cash payment(s) or shares of stock or stock units, as the case may be, before payment to Executive.

7.5.

Notwithstanding anything to the contrary in this Agreement, in the event that a majority of the shareholders of the Company votes to disapprove: (i) any proposed employee stock incentive plan (“Plan”) or amendment to or extension of any such Plan which is necessary in order to continue awarding Equity grants to the Officers, Directors or employees of Alaska Communications; (ii) the authorization of additional shares of Company stock necessary to continue to provide Equity grants to the Officers, Directors or employees of Alaska Communications pursuant to any such Plan; or (iii) an advisory vote on Executive’s compensation package; the Parties shall promptly initiate good faith negotiations to amend this Agreement to take into account the results of any of the above shareholder votes. If the Parties are unable to reach agreement on an amendment that is satisfactory to both Parties within a reasonable period of time not to exceed 90 days, either Party may terminate this Agreement thereafter upon 30 days written Notice to the other Party, provided however, in the event that this Agreement is terminated under this section, the Parties shall promptly initiate good faith negotiations to resolve the amount, if any, of any severance payments due to Executive.

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8.	Additional Benefits.

During the Term of this Agreement, and in accordance with their normal eligibility requirements, Executive shall be entitled to participate in other Company benefit programs generally available to all or substantially all of Alaska Communications’ employees (excluding participation in Equity compensation and cash incentive programs other than as provided for in this Agreement) on no less favorable terms than are applicable to other Company executives, including health and welfare benefits, paid leave, retirement benefits and 401k plans, and the Alaska Communications employee stock purchase plan, all subject to the Board’s authority, from time to time, to add to, modify, replace or discontinue these generally applicable employee benefit programs in accordance with law. Executive shall be entitled to reimbursement of normal business expenses in accordance with the Company’s applicable expense reimbursement policies and procedures and shall be covered under Alaska Communications’ Directors and Officers insurance and corporate indemnification policies, as they may be amended from time to time, and subject to the terms and conditions of those respective plans and programs. Executive shall also receive an annual automobile allowance of no less than $750 per month, which shall be pro-rated in the first and last years of the Term. The Company agrees to reimburse Executive for his reasonable legal and other professional fees actually incurred with respect to the negotiation, and prior to the execution, of this Agreement, up to a maximum of twenty thousand dollars ($20,000.00), upon submission of adequate documentation of such payments by Executive. Reimbursement for legal expenses shall be made promptly, and no event later than March 15 of the year after the year in which this Agreement is executed by both Parties.

9.

Insurance. At Alaska Communications’ request, Executive shall cooperate with Alaska Communications in obtaining, at Alaska Communications’ expense, key-man life insurance policies on Executive’s life, with Alaska Communications to be the beneficiary of any such policies. Alaska Communications’ inability to obtain such insurance due to the lack of insurability of Executive shall not be a breach of this Agreement.

10.

Termination of Employment. Upon termination of employment as President and CEO for any reason, Executive shall also cease serving as a director of the Company; in such event, Executive shall promptly execute and tender any documents that may be necessary to effectuate his resignation from the Board. Termination of Executive’s employment with Alaska Communications may be by any of the following means:

10.1.

By Alaska Communications. Alaska Communications may terminate the employment of Executive at any time during the Term of this Agreement, with or without Cause (as defined in the Officer Severance Policy), upon the giving of written Notice to Executive of such termination in accordance with this Agreement. In the event of termination for Cause, the Company must specify the reasons for the termination in the written Notice provided to Executive.

10.2.

By Executive. Executive may terminate his employment with Alaska Communications at any time during the Term of this Agreement, whether for Good Reason or otherwise, upon the giving of written Notice of his resignation in accordance with this Agreement.

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10.3.

Upon Retirement. Executive is eligible to terminate his employment by Retirement upon the giving of written Notice as provided in this Agreement, at any time he is eligible for Retirement as that term is defined in Section 11.11.5 of this Agreement.

10.4.

Upon Death or Disability. This Agreement and Executive’s employment with Alaska Communications shall terminate immediately upon the Board’s determination of Death or Disability of Executive, as those terms are defined in this Agreement; provided, if Executive is disabled and unable to perform the normal duties of his position for any period longer than 60 days, the Board, in its discretion, may require Executive’s title, duties and responsibilities to be reassigned to and performed by another individual for any period of time during which Executive remains disabled, and such reassignment shall not be considered Good Reason for Executive to resign under the Officer Severance Policy or this Agreement.

10.5.

Notice of Termination. All terminations of employment (other than termination for Death or Disability, which is provided for in Section 10.4 hereof), written Notice of the termination of employment shall be provided by Alaska Communications or the Executive, whichever initiates the termination. The Notice required by this section 10.5 shall be given at least 30 days in advance of the termination by the Party initiating the termination, during which period Executive’s employment and provision of services will continue; provided, however, that Alaska Communications may excuse Executive from any or all of his duties during the Notice period, without changing the date on which the Executive’s employment terminates or reducing the Executive’s compensation for the remainder of the Notice period.

10.6	Cooperation during transition. Upon Notice of the non-renewal or other termination of Executive’s employment or this Agreement for any reason, Executive shall provide transition assistance to the Company as is reasonably requested by the Board for a period not to exceed six months from the date of termination of his employment. Executive further agrees that, notwithstanding the termination of his employment, he will continue to reasonably cooperate with the Company in response to reasonable requests for information, affidavits, depositions, testimony or other assistance concerning matters involving the business, or in connection with any regulatory or other reviews or investigations, or the defense or prosecution or any claims, which relate to actions or events taking place while Executive was employed by the Company in which he was involved. Executive shall be reasonably compensated for his time (not to exceed $300 per hour) and receive reimbursement for expenses, including without limitation lost compensation and reasonable out-of-pocket travel, hotel and meal expenses incurred in connection with providing such transition assistance and cooperation at the Company’s request. Executive agrees that such cooperation shall be provided without the necessity of any subpoenas.

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11.	Severance Benefits.

11.1.

Section 409A. For purposes of this Agreement, any installment payments or equity grants in installments shall constitute separate payments for purposes of Section 409A of the Internal Revenue Code (“Section 409A”). To the extent possible, payments under this Agreement are intended to qualify as short-term deferrals or as payments under a separation pay plan, as described in Treasury Regulation Sections 1.409A-1(b)(4) and -1(b)(9). To the extent Section 409A applies to any payment under this Agreement, this Agreement is intended to comply with Section 409A. Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall be interpreted, applied, operated and administered in a manner consistent with such intentions, so as to avoid subjecting Executive to any additional tax or accelerated income recognition under Section 409A. Except with respect to any amounts that may qualify as short-term deferrals, no Severance Benefits that are payable under this Agreement on account of the Executive’s termination of employment shall be paid unless such termination constitutes a “separation from service,” as that term is defined in applicable Treasury regulations issued under Section 409A. Notwithstanding anything to the contrary in this Agreement, if at the time of the Executive’s termination of employment with the Company, Executive is a “Specified Employee,” as determined by the Company in accordance with Section 409A of the Code, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in the payments or benefits ultimately paid or provided to the Executive) until the date that is at least six months following the Executive’s termination of employment with the Company (or the earliest date permitted under Section 409A of the Code), whereupon the Company will pay the Executive a lump-sum amount equal to the cumulative amounts that would have otherwise been previously paid to the Executive under this Agreement during the period in which such payments or benefits were deferred (without interest). Thereafter, any remaining payments will resume in accordance with this Agreement.

11.2.

General. The severance payments and benefits (“Severance Benefits”) to be paid to Executive shall be governed by the Company’s Officer Severance Policy, except that, instead of the Severance Benefits provided for in Section 5.b. of the Officer Severance Policy, Executive shall receive, upon termination of his employment Without Cause or for Good Reason (as those terms are defined in the Officer Severance Policy), including when Section 7 of the Officer Severance Policy applies, all of the following:

(i)    the greater of either two years of Executive’s Base Salary or Executive’s Base Salary for the remaining Term of the Agreement;

(ii)   a pro-rated portion of the CI and LTA payment that Executive would have been entitled to for the performance year in which his employment was terminated based on the number of days actually worked during that performance year. This pro-rated potion of the CI will be paid to Executive at the same time as the other executives of the Company are paid their CI payment;

(iii)  any CI payment based on achievement of annual performance goals for the prior full performance year of Executive Officer’s employment, if unpaid as of the date of termination, with such CI payment to be paid if and when other executives are paid;

(iv)  any outstanding LTAs will continue to vest on the following basis:

(1) continued vesting of time vested awards that are scheduled to vest during subsequent periods; and

(2) continued vesting during subsequent periods, subject to the satisfaction of the applicable performance conditions established under the terms of the awards, of performance-based awards that vest in subsequent periods, except that, if Section 7 of the Officer Severance Policy policies applies, all long-term incentive compensation, whether equity or cash or otherwise, will immediately vest and be released or paid, as appropriate; and

(v) up to one year after termination, reimbursement of any monthly federal medical COBRA premiums actually paid by the Executive for continuing medical insurance coverage for the Executive and family, less the standard employee contribution amount. Reimbursement will be provided no later than March 15 of the year after the year in which the expense was incurred.

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Executive and Company acknowledge that this Agreement supersedes the Officer Severance Policy as described above, and that there is no intention for Employee to receive the Severance Benefits described in Section 5.b. of the Officer Severance Policy in addition to the Severance Benefits described above in Section 11.2(i) through (v). If the event of any conflict between the Officer Severance Policy and this Agreement, this Agreement shall control.

Executive understands and agrees that, except as set forth in Section 11.3 below, no Severance Benefits shall be paid if his employment terminates in accordance with Section 5 of this Agreement at the end of the Term or such later date to which the Term of his employment may be extended under Section 5 hereof. Upon termination of employment, Executive shall not be eligible for any Cash Incentive or other bonus compensation which has not been paid or, in the case of equity awards, have not vested or been exercised, as the case may be, prior to the date of termination of his employment, except as specifically provided in this Section 11 or the Officer Severance Policy. Except to the extent that it would cause a violation of Section 409A of the Code, Company may offset against any Severance Benefits which may be owing to Executive any amounts then owed by Executive to the Company. Executive acknowledges and agrees that his entitlement to any Severance Benefits is conditioned upon Executive’s execution, timely delivery and non-revocation of the Officer’s Release in favor of Company in the form set forth in Exhibit A to the Officer Severance Policy, except that the non-compete, non-solicitation, and non-disparagement provisions contained in the Release shall be identical to the such provisions in this Agreement. Company shall tender to Executive the Officer’s Release within ten days after termination of his employment. Severance Benefits shall be paid on the last day of the 60-day period following Executive’s termination of employment or, in the case of CI and LTA Severance Benefits, paid or vested as described in Section 11.2.

11.3.

Termination in accordance with Section 5 of this Agreement. In the event Executive’s employment terminates at the end of the Term, including any extension thereof, Alaska Communications shall pay Executive all of the following:

(i)       a Cash Incentive payment for the prior full performance year of Executive’s employment, if Cash Incentive for such prior performance year is unpaid as of the date of termination of Executive’s employment in the subsequent year, with the amount to be based on the Committee’s determination of achievement of annual performance Objectives which were set by the Committee for such prior performance year;

(ii)      vesting of any outstanding LTAs on the following basis: (1) continued vesting of time vested awards that are scheduled to vest during subsequent periods; and (2) continued vesting during subsequent periods, subject to the satisfaction of the applicable performance conditions established under the terms of the awards, of performance-based awards that vest in subsequent periods; and

(iii)     for up to one year after termination, reimbursement of any monthly federal medical COBRA premiums actually paid by the Executive for continuing medical insurance coverage for the Executive and family, less the standard employee contribution amount. Reimbursement will be provided no later than March 15 of the year after the year in which the expense was incurred. To the extent Executive is eligible for medical benefits coverage under a subsequent employer’s medical plan and before the applicable time period has elapsed, Executive will no longer be eligible for reimbursement of COBRA premiums pursuant to this Section 11.3. Executive must notify the Company of the start date of the replacement coverage. Any payments for COBRA coverage or other benefits to which Executive was not entitled must be reimbursed to the Company. Adequate documentation of payment of COBRA premiums is required in order to qualify for reimbursement.

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11.4

Limitation on Payments. If it is determined that any payment or benefit provided to or for the benefit of Executive (a "Payment"), whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, would be subject to the excise tax imposed by Code section 4999, or any interest or penalties with respect to such excise tax (such excise tax together with any such interest and penalties, shall be referred to as the "Excise Tax"), then the following provisions (Section 11.4.1 through 11.4.6, below) shall apply.

11.4.1	The Company shall calculate the following:
(i)

Executive's Net After-Tax Benefit (as defined in 11.4.2 below) assuming that Payments to the Executive are reduced to the extent necessary so that no portion thereof shall be subject to the Excise Tax (the "4999 Limit").

(ii)	Executive's Net After-Tax Benefit without application of the 4999 Limit.

11.4.2

"Net After-Tax Benefit" shall mean the sum of (i) all payments that Executive receives or is entitled to receive that are contingent on a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company within the meaning of Code section 280G(b)(2), less (ii) the amount of federal, state, local, employment, and Excise Tax (if any) imposed with respect to such Payments.

11.4.3	In the event the amount in 11.4.1(i) is greater than the amount in 11.4.1(ii), Executive shall receive Payments only up to the 4999 Limit. Reductions in Payments shall be made in the following order:
(i)	lump sum cash Severance Pay under the Officer Severance Policy;
(ii)	COBRA Severance Benefits under the Officer Severance Policy, with the reduction made in the order such Payments are paid, starting with the first paid.

11.4.4

In the event the amount in 11.4.1(ii) is greater than the amount in 11.4.1(i), then Executive shall be entitled to receive all such Payments and shall be solely liable for any and all Excise Tax with respect to such Payments.

11.4.5

The determinations required to be made under this Section 11.4 shall be made by the public accounting firm that is retained by the Company as of the date immediately prior to the Change in Control (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and Executive within 15 business days of the receipt of notice from the Company or Executive that Payments are due under this Agreement, or such earlier time as is requested by the Company. Notwithstanding the foregoing, in the event (i) the Board shall determine prior to the Change in Control that the Accounting Firm is precluded from performing such services under applicable auditor independence rules or (ii) the Audit Committee of the Board determines that it does not want the Accounting Firm to perform such services because of auditor independence concerns or (iii) the Accounting Firm is serving as accountant or auditor for the person(s) effecting the Change in Control, the Board shall appoint another nationally certified public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees, costs and expenses (including, but not limited to, the costs of retaining experts) of the Accounting Firm shall be borne by the Company. The determination by the Accounting Firm shall be binding upon the Company and Executive (except as provided in Section 11.4.6 below). If payments are reduced to the 4999 Limit or the Accounting Firm determines that no Excise Tax is payable by Executive without a reduction in Payments, the Company shall fulfill its withholding and reporting obligations in a manner consistent with a determination that the Executive is not required to report any Excise Tax on the Executive’s federal income tax return.

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11.4.6

If it is established pursuant to a final determination of a court or an Internal Revenue Service (the “IRS”) proceeding which has been finally and conclusively resolved, that Payments have been made to, or provided for the benefit of, Executive by the Company, which are in excess of the limitations provided in this Section 11.4 (referred to hereinafter as an “Excess Payment”), Executive shall repay the Excess Payment to the Company on demand, together with interest on the Excess Payment at the applicable federal rate (as defined in Section 1274(d) of the Code) from the date of Executive’s receipt of such Excess Payment until the date of such repayment. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the determination, it is possible that Payments which will not have been made by the Company should have been made (an “Underpayment”), consistent with the calculations required to be made under this Section. In the event that it is determined (i) by the Accounting Firm, the Company (which shall include the position taken by the Company, or together with its consolidated group, on its federal income tax return) or the IRS or (ii) pursuant to a determination by a court, that an Underpayment has occurred, the Company shall pay an amount equal to such Underpayment to Executive within ten (10) days of such determination together with interest on such amount at the applicable federal rate from the date such amount would have been paid to Executive until the date of Payment, provided that any such Underpayment shall constitute a payment (within the meaning of Treasury Regulation Section 1.409A-2(b)(2)) separate and apart from the Payments; and provided, further, that any such Underpayment shall be deemed a disputed payment (within the meaning of Treasury Regulation Section 1.409A-3(g)). Executive shall cooperate, to the extent the Executive’s expenses are reimbursed by the Company, with any reasonable requests by the Company in connection with any contests or disputes with the IRS in connection with the Excise Tax or the determination of the Excess Payment. Notwithstanding the foregoing, in the event that amounts payable under this Agreement were reduced pursuant to this Section 11.8 and the value of the Payments is subsequently re-determined by the Accounting Firm within the context of Treasury Regulation §1.280G-1 Q/A 33 that reduces the value attributable to such Payments, the Company shall promptly pay to Executive any amounts Payable under this Agreement that were not previously paid solely as a result of this Section 11.4, subject to the 4999 Limit.

11.5

Retirement. Executive is not entitled to any Severance Benefits upon termination of his employment due to his retirement. Upon retirement, Executive may be entitled to retirement benefits as provided in any applicable Company retirement benefits plan, as such plan may be amended from time to time or replaced. Executive shall not be entitled to any Cash Incentive or other bonus compensation which is unpaid as of the date of his termination of employment due to retirement, nor to the vesting (or exercise, in the case of stock options or appreciation rights) of any LTAs, except as provided in the terms of the award agreements executed by Executive in regard to each LTA grant, or as otherwise expressly provided in this Agreement. If after retirement Executive accepts employment with or becomes “related to or connected with” a Competitor, as set forth in Section 12.1 hereof, any unvested or unexercised equity awards to which he would otherwise be entitled shall be forfeited as of the date of Executive’s acceptance of such employment or other relationship or connection to any such Competitor. Executive shall promptly notify Alaska Communications in writing of his acceptance of employment or other engagement by a Competitor which affects unvested or unexercised equity awards under this Section 11.5.

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12.	Restrictive Covenants.

12.1.

Non-Competition. Executive agrees that he will not, directly or indirectly, during his employment with Alaska Communications, and for a period of two years after termination of his employment with Alaska Communications for any reason or for so long as Executive has outstanding unvested LTAs, whichever is longer, be an officer or director of, or be employed by, contract or consult with, or otherwise perform services for, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be related to or connected with (as defined below), in any manner (collectively “engaged by”), any Competitor of Alaska Communications, as that term is defined herein. A “Competitor” shall include any person or entity which, directly or via partnership, affiliation, or similar business arrangement, competes with Alaska Communications or produces, markets, distributes or otherwise derives benefits from the production, marketing or distribution of products or services which compete with the products or services being marketed by Alaska Communications at the time of Executive’s termination of employment, or for new products or services that are marketed after Executive’s separation from the Company but which Executive was involved in preparing for the market, within the significant markets served by Alaska Communications at the time of termination of Executive’s employment. Executive shall be deemed to be “related to or connected with” a Competitor if such Competitor is (a) a partnership in which he is a general or limited partner or employee; (b) a corporation or association of which he is a member, employee, consultant or agent; provided, however, that nothing herein shall prevent Executive from the purchase or ownership of shares which constitute less than five percent of the outstanding equity of a publicly held corporation, if Executive has no other relationship with such corporation.

12.2.

Non-Solicitation. Executive agrees that during his employment by Alaska Communications and for a period of one year after the date upon which his employment with Alaska Communications terminates for any reason or for so long as Executive has outstanding unvested LTAs, whichever is longer, he shall not, directly or indirectly, (i) solicit, influence or entice, or attempt to solicit, influence or entice, any officer, employee, agent, contractor, consultant, partner, joint venture, supplier or customer of Alaska Communications to terminate his or her employment with Alaska Communications or to cease its business relationship with Alaska Communications; or (ii) solicit, influence, entice or in any way divert any officer, employee, agent, contractor, customer, potential customer, distributor, partner, joint venture or supplier of Alaska Communications to do business or in any way become associated with any Competitor of Alaska Communications.

12.3.

Non-Disparagement. Each party agrees that during Executive’s employment by Alaska Communications and for a period of two years after termination of Executive’s employment with Alaska Communications for any reason or for so long as Executive has outstanding unvested LTAs, whichever is longer, unless otherwise required by law, neither will make any statement, whether oral, written, or electronic, regarding the other or any aspect of Alaska Communications’ business, including but not limited to, its finances, business strategy or plans, customers or potential customers, directors, officers or employees (including Executive), that is unfavorable to or which disparages Executive or Alaska Communications or which adversely affects Executive’s or Company’s standing or reputation with the public or in the telecommunications industry.

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12.4.

Confidentiality and Non-Disclosure. Executive acknowledges that, in the course of employment with the Company, he has had and will continue to have access to and learn confidential information. Confidential information includes, but is not limited to information about the Company’s customers and potential customers, customer data, pricing and other terms and conditions under which the Company deals with customers or other companies, pricing and other information related to the purchase or sale of company stock, assets or products, financing and securitization arrangements, research materials, manuals, computer programs, systems, formulas, data, techniques, network maps, technical information, trade secrets, product development information, marketing plans and tactics, lists of suppliers and suppliers’ terms and pricing, the processes and practices of the Company and any competitor companies, financial information, information prepared for or generated by the Alaska Communications Board of Directors, wages and salary information, labor agreements, personnel information, and any other information designated by the Company as confidential or that Executive knows or should know is confidential information, including the confidential information of third parties, information subject to non-disclosure or confidentiality agreements, and all other proprietary information of the Company (collectively “Confidential Information”). Executive acknowledges and agrees that all Confidential Information is and shall continue to be the exclusive property of the Company, whether or not prepared in whole or in part by the Executive and whether or not disclosed to or entrusted to the Executive in connection with his employment with the Company, and it shall be returned to the Company upon termination of Executive’s employment for any reason. Executive agrees that during his employment with Alaska Communications and at all times thereafter, he shall keep secret all Confidential Information and shall not disclose Confidential Information, directly or indirectly, under any circumstances or by any means, to any third persons without the prior written consent of the Company. Executive agrees that he will not copy, transmit, reproduce, summarize, quote or make any commercial or other use whatsoever of Confidential Information, except as may be necessary to perform work done by Executive for the Company. Executive agrees to exercise the highest duty of care in safeguarding Confidential Information against loss, theft or other inadvertent disclosure and agrees generally to take all steps necessary or requested by the Company to ensure protection of the confidentiality of the Confidential Information. Executive further agrees, in addition to the specific covenants contained herein, to comply with all of the Company’s policies and procedures, as well as all applicable laws, for the protection of Confidential Information.

12.5.

Clawback Requirement. Upon written Notice by the Board of Directors or any Committee of the Board to Executive describing a repayment obligation and amount owed under this Section 12.5, Executive shall be required to return to or reimburse the Company for any amount of Cash Incentive or bonus payment, any equity award made (or the value thereof), the profits realized from the sale of securities of the Corporation, or any Severance Benefit or payment, as the case may be, that was provided to Executive on the basis of financial results later found to require an accounting restatement as set forth in Section 304 of the Sarbanes-Oxley Act of 2002, as amended (15 U.S.C. 7243) or Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (15 U.S.C. 78j-4) or their implementing regulations (as the same may be adopted or amended in the future); provided, the reimbursement required by this Section 12.5 shall be for the time periods as set forth in each relevant statute, above, and, provided further, that any clawback policy adopted by the Company may be modified subsequently by the Company to the extent necessary to comply with any applicable law, regulation or exchange listing standard, without the necessity that this Agreement be amended or that Executive consent to the application of such policy. In addition, Executive shall be required to return to or reimburse the Company for any Severance Benefits received under this Agreement if the Company subsequently discovers within a period of two years after termination of Employee’s employment, or longer period if required by applicable law, any actions or omissions by Executive prior to termination of his employment which would have warranted his termination for Cause under this Agreement, or any action by Executive subsequent to the termination of his employment which constitutes a breach of the restrictive covenants in this Section 12. Executive agrees to promptly (within 30 days of written Notice from the Company) make any such repayment owed to Alaska Communications. This clawback requirement shall apply during Executive’s Term of employment and shall survive the termination of his employment and this Agreement, regardless of Executive’s employment status at the time the error is discovered.

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12.6.

Corporate Governance and Compliance. At all times during his employment with Alaska Communications, Executive agrees to abide and be bound by the provisions of the Alaska Communications Articles of Incorporation, its Bylaws, all resolutions and other decisions of the Board of Directors, its Chairman, and Committees of the Board, within the lawful scope of their authority, governing statutes, regulations, Corporate Governance Principles, as approved by the Board, and the Alaska Communications Corporate Compliance Program Manual (including its appendices). Executive acknowledges and accepts that these documents may be amended from time to time in the future, and that such documents and any such future amendments, shall be deemed to be specifically incorporated into this Agreement and shall be applicable to and binding on Executive at all times under this Agreement.

13.

Equitable Relief. Executive acknowledges and agrees that the provisions of Section 12 of this Agreement are essential to Alaska Communications, that Alaska Communications would not enter into this Agreement if it did not include said Section 12, that a violation of Section 12 would constitute a material breach of this Agreement, and that the damages sustained by Alaska Communications as a result of Executive’s breach of Section 12 of this Agreement cannot be adequately remedied solely by an award of money damages. Therefore, Executive agrees that, in addition to any other remedy the Company may have under this Agreement or at law, Alaska Communications shall be entitled to injunctive and other equitable relief to prevent or halt any breach or threatened breach of Section 12 of the Agreement by Executive.

14.

Effect of Violation. Executive and Alaska Communications acknowledge and agree that additional good and sufficient compensation has been provided to Executive in exchange for his agreement to the provisions of Section 12 of this Agreement. Therefore, in addition the Company’s remedies in equity and at law, Executive’s material violation of Section 12 of this Agreement shall relieve Alaska Communications of any obligation it may have to pay any Cash Incentive compensation, bonuses or Severance Benefits that may otherwise be owing but unpaid to Executive, and Alaska Communications may cancel any unvested rights to shares of Company stock, but these actions by Alaska Communications shall not relieve Executive of his obligations under this Agreement.

15.

Intellectual Property. Any and all inventions, discoveries, ideas, improvements, creations, works of authorship, or other intellectual property, whether or not patentable or copyrightable (“Intellectual Property”), made or conceived by Executive during his employment with the Company, shall be and at all times remain exclusively the property of Alaska Communications. Executive hereby assigns to the Company all of his rights to any such Intellectual Property and agrees to promptly disclose any such Intellectual Property in writing to the Company. Executive further agrees to execute and assign any and all proper applications, assignments and other documents and to render all assistance reasonably necessary to obtain patent, copyright or trademark protection for any such Intellectual Property in Alaska Communications’ name.

16.

Representations and Warranties. Executive represents and warrants that he is not a party to nor bound by any other agreement or arrangement that would in any manner conflict with or impede his execution or performance of this Agreement, or his performance of any duties imposed upon Executive by Alaska Communications’ Articles of Incorporation, its Bylaws, Corporate Governance Principles, Corporate Compliance Program, or any corporate or other statutory or common law.

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17.

Insurance and Indemnity. The Company shall, to the extent permitted by law, include Executive during the Term of this Agreement under any directors and officers’ liability insurance policies maintained for its directors and officers, with coverage at least as favorable to the Executive in amount and other material respects as the coverage provided other directors and officers covered thereby, as such insurance policies may be amended from time to time. The Company’s obligation to provide insurance and indemnify the Executive under the terms of such policies shall survive expiration or termination of this Agreement with respect to proceedings or threatened proceedings based on acts or omissions of the Executive occurring during the Executive’s employment with Alaska Communications.

18.

Notice. Whenever Notice, demands and other communications to a Party are provided for in this Agreement, such Notice shall be given in writing, addressed to Executive or the Board, as the case may be, with a copy of each such Notice provided to the General Counsel of Alaska Communications. Notice under this Agreement shall be considered effective when actually delivered by hand, overnight courier service or first-class mail, return receipt requested to the addresses provided herein, or to such other address as any Party shall have furnished in writing to the other Party in the same manner as required by this Section 18.

Notice to the Board of Directors of Alaska Communications shall be provided to:

Board of Directors

Alaska Communications Systems Group, Inc.

600 Telephone Avenue, MS 65

Anchorage, Alaska 99503

with a copy to the Alaska Communications General Counsel at the same address.

Notice to Executive shall be provided to the following address:

William H. Bishop

1510 H St.

Anchorage AK 99501

Except as to notice for matters relating to termination of Executive’s employment, non-renewal of this Agreement, and claims for Severance Benefits under this Agreement or the Officer Severance Policy, the timing of which Notice is governed by the relevant Sections of this Agreement pertaining to each of them, as to all other matters, Notice describing a breach of this Agreement by either Party shall be provided to the other Party in writing, as provided in this Section 18, and shall provide a minimum of 30 days for the Party alleged to be in breach to correct the breach before taking further action in response to the breach. This 30-day notice period may be waived by the Board in the event of a material breach by Executive that causes or threatens to cause significant adverse effects on the Company or its shareholders.

19.

Assignment. This Agreement is personal to Executive and shall not be assignable by Executive. No right or interest in any payments to Executive (including rights to stock awards) shall be assignable by Executive. Alaska Communications may assign its rights and obligations under this Agreement to (i) any entity resulting from any merger, consolidation or other reorganization or Business Consolidation to which Alaska Communications is a party; or (ii) any corporation, partnership, association or other person or entity to which Alaska Communications may transfer all or substantially all of the assets and business of the Company existing as the time of the assignment. In the event of a permitted assignment, all of the terms and conditions of this Agreement shall continue to be binding upon and shall inure to the benefit of and be enforceable by the Parties to this Agreement and their respective successors and permitted assigns. Assignments not permitted by this Agreement shall be deemed void.

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20.

No third-party beneficiaries. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person (other than the Parties hereto and, in the case of Executive, his estate, heirs or personal representatives), any rights or remedies under or by reason of this Agreement.

21.

Waiver. No failure or delay by either party to this Agreement in exercising, protecting or enforcing any of it rights, interests or remedies hereunder, and no course of dealing or performance with respect thereto, shall constitute a waiver of any provision of this Agreement or the Agreement as a whole, either in one instance or any other instance or circumstance. All rights and remedies of the parties under this Agreement shall be cumulative and not exclusive any other rights or remedies.

22.

Amendments. No amendment, modification, waiver, departure from or discharge of any provision of this Agreement shall be effective unless it is made in writing, specifically identifying the Agreement and the provision(s) to be amended and signed by both Alaska Communications and Executive. No provision of this Agreement shall be varied, contradicted or explained by any oral agreement, course of dealing or performance or any other means not set forth in a written amendment in accordance with this Section 22 and signed by Alaska Communications and Executive.

23.

Rules of Construction. This Agreement has been jointly drafted and freely and fully negotiated by the Parties, each of which has had ample opportunity to consult with its attorneys, and, consequently, the terms and conditions hereof shall not be subject to any rules of construction or presumptions in favor of or against either Party. When the context requires, the plural shall be deemed to include the singular, and the singular shall include the plural in this Agreement. Except as to words specifically defined in this Agreement, which definitions shall control, words in this Agreement shall be given their ordinary meanings. In the event of any inconsistency between this Agreement and any other plan, program, practice or agreement otherwise applicable to Executive or the Company, this Agreement shall control.

24.

Arbitration; Applicable Law; Venue. Any dispute, controversy, or claim arising out of or related to this Agreement or any breach of this Agreement shall be submitted to and decided by binding arbitration. Arbitration shall be administered exclusively by JAMS and shall be conducted consistent with the rules, regulations, and requirements thereof as well as any requirements imposed by Alaska state law. Any arbitral award determination shall be final and binding upon the parties.

25.	Attorney’s Fees. Each Party shall bear its own attorney’s fees and costs incurred in any action or dispute arising out of this Agreement.

26.

Severability. If any provision of this Agreement shall be held to be invalid, illegal or unenforceable in any jurisdiction, for any reason, including, without limitation, the duration of such provision, its geographical scope or the extent of the activities prohibited or required by it, to the full extent permitted by law: (a) all other provisions of this Agreement shall remain in full force and effect and shall be liberally construed in order to carry out the intent of the Parties hereto as nearly as may be possible; (b) such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement; and (c) any court having jurisdiction shall have the power to reform such provision to the extent necessary for such provision to be enforceable under applicable law.

27.

Survival. Termination of Executive’s employment with the Company or termination or expiration of this Agreement shall not affect the continued effectiveness of provisions of this Agreement that, by their content, context, implication or effect, should survive in order to effectuate the intent of the Agreement.

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28.	Headings. All headings used in this Agreement are for convenience only and shall not in any way affect the construction of, or be taken into consideration in interpreting, this Agreement.

29.

Counterparts. This Agreement, and any Amendment entered into pursuant to Section 22 of this Agreement, may be executed in counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute one and the same instrument.

30.

Entire Agreement. This Agreement constitutes the entire agreement between Alaska Communications and Executive with respect to the subject matter hereof, and all prior or contemporaneous oral or written communications, representations, promises, understandings or agreements between Alaska Communications and Executive with respect to the employment relationship are hereby superseded and nullified in their entireties, and this Agreement shall control. No agreements or representations, oral or otherwise, with respect to the subject matter of this Agreement have been made by either Party which are not set forth in this Agreement.

IN WITNESS WHEREOF, Alaska Communications and Executive have executed and entered into this Agreement on the date set forth below.

EXECUTIVE:

By:   William H. Bishop

(Signature)

Name: William H. Bishop

Date:   October 14, 2019

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.

By:   Leonard Steinberg

(Signature)

Name: Leonard Steinberg

Its: Senior Vice President and Corporate Secretary

Date: October 14, 2019

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